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                                                                  Exhibit (d)(3)

                                 August 6, 2001

HeadHunter.NET Inc. (the "Company") and CareerBuilder, Inc. (jointly, the "Parties" and, each individually, the "Party") desire to enter into discussions related to a possible transaction (the "Possible Transaction"). These discussions will of necessity involve the disclosure by one Party (the "Disclosing Party") to the other Party (the "Receiving Party") of confidential and proprietary information.

The parties desire to (i) keep their discussions and the nature and scope thereof confidential; and (ii) to reach an understanding with respect to the disclosure of such information and the confidentiality of the discussions in general.

In this agreement, (a) "Representatives" means any entity which beneficially owns more than 40% of the equity securities of CareerBuilder, Inc. (the "CareerBuilder Affiliates") and a Parties' affiliates and its and their respective directors, officers, employees, agents or representatives, including, without limitation, its and their respective attorneys, accountants, consultants and financial advisors, and (b) "person" shall be broadly interpreted to include, without limitation, any individual, corporation, company, group, partnership, limited liability company or other entity. The only persons who beneficially own more than 40% of the equity securities of CareerBuilder, Inc. are Knight Ridder, Inc. and Tribune Corp.

The term "Confidential Information" includes all non-public information, whether written or oral, (whatever the form or storage medium) or gathered by inspection, or acquired, directly or indirectly, by one Party or its Representatives from the other Party or its Representatives in connection with a Possible Transaction regardless of whether such information is specifically identified as "confidential." Each Party recognizes and acknowledges the competitive value of the Confidential Information and the damage that could result if the Confidential Information were used or disclosed except as authorized by this agreement.

The term "Confidential Information" does not include information which (i) was known to the Receiving Party or its Representatives or was in its or its Representatives possession prior to the date of its disclosure pursuant to this agreement; (ii) is or becomes generally available to the public other than through an unauthorized disclosure by the Receiving Party or its Representatives in violation of this agreement; (iii) becomes available to the Receiving Party or its Representatives from a source other than the Disclosing Party or its Representatives, provided that such source is not, to the Receiving Party's knowledge, prohibited from transmitting such Confidential Information to the Receiving Party by a contractual, legal or fiduciary obligation to the Disclosing Party or any of its Representatives as demonstrated by the written records of such Party or Representatives which have not had access to the other Party's Confidential Information.

Except as otherwise required by applicable law or regulatory authority, each Party agrees to keep confidential and not disclose, and cause its Representatives to keep confidential and not disclose, to any person the Confidential Information it or its Representatives receives from the other Party


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or its Representatives without the Disclosing Party's prior written consent, except as provided below. The Receiving Party or its Representatives shall be entitled to disclose the Confidential Information of the Disclosing Party and provide copies of the same, without the Disclosing Party's prior written consent, to those Representatives of the Receiving Party who need to know such Confidential Information solely for the purpose of evaluating the Possible Transaction. Both parties shall take reasonable precautions to assure that only those Representatives who reasonably require Confidential Information in connection with the evaluation of the Possible Transaction may obtain access to the same. The Receiving Party shall be responsible for any violations of the provisions of this agreement caused by any of the Receiving Party's Representatives.

Neither the Receiving Party nor any of its Representatives shall use the Confidential Information for any purpose, other than evaluation of the Possible Transaction. Except to the extent the Receiving Party's legal counsel advises that disclosure is required by applicable law or regulatory authority, without the prior written consent of the Disclosing Party, the Receiving Party will not, and will direct the Receiving Party's Representatives not to, disclose to any other person that such Confidential Information has been made available, that discussions or negotiations are taking place concerning the Possible Transaction, or any of the terms, conditions or other facts with respect to the Possible Transaction, including the status thereof, or the terms of this agreement.

In the event that a Receiving Party or anyone to whom the Receiving Party transmits such Confidential Information pursuant to this agreement is legally requested (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) or otherwise required to disclose any Confidential Information of a Disclosing Party, the Receiving Party will provide the Disclosing Party with notice, prior to disclosing such Confidential Information, so that the Disclosing Party may seek an appropriate protective order and/or waive compliance with this agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is nonetheless legally compelled to disclose such Confidential Information, it may, without liability hereunder, furnish that portion of such Confidential Information that is legally required and will exercise reasonable best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

Neither the execution of this agreement, nor the furnishing of any materials hereunder, shall be construed as granting either expressly or by implication, estoppel or otherwise any license under any intellectual property or patent now or hereafter owned by or controlled by the Disclosing Party furnishing the materials.

The Confidential Information shall remain the property of the Disclosing Party, and the Disclosing Party may demand the return thereof at any time by notice to the Receiving Party. Upon receipt of such notice, the Receiving Party shall, at the Disclosing Party's option, either (a) return to the Disclosing Party all drawings, data, memoranda and other written materials together with any tapes and computer stored information, including any copies thereof, embodying, containing or relating to the Disclosing Party's Confidential Information, in the possession of the Receiving Party or its Representatives; or (b) destroy and cause each of its Representatives to destroy each and every copy of any such materials or the parts thereof embodying, containing or relating to such other party's Confidential Information; provided, however, that one (1) copy of


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such Confidential Information may be retained by the Receiving Party on a confidential basis for purposes of verification. Any destruction pursuant to (b) in the preceding sentence shall be promptly confirmed in writing.

Each party agrees (i) not to directly or indirectly contact or communicate with any executive or other employee of the Disclosing Party concerning the Possible Transaction, or to seek any information in connection therewith from such person, without the express consent of the Chairman, President, Chief Executive Officer or Chief Financial Officer of the respective Disclosing Party; (ii) not to discuss with or offer to any third party (other than CareerBuilder Affiliates) an equity participation in the Possible Transaction or any other form of joint acquisition without the other Party's prior written consent; and
(iii) without the other Party's prior written consent, for a period of one year from the date of this agreement neither Party will directly solicit for employment any person who is now employed by the other Party in an executive or management level position or otherwise considered to be a key employee; provided, that nothing contained herein shall prohibit a Party from (I) placing public advertisements or conducting any other form of general solicitation which is not specifically targeted at particular employees of the other Party or (II) hiring or employing any person who contacts such Party on his or her own initiative without any direct or indirect solicitation by such Party.

Each Party acknowledges that the other would be irreparably injured if the Receiving Party breaches any of its obligations under this agreement. Accordingly, the Disclosing Party will be entitled to injunctive relief and specific performance, in addition to any other remedy available at law or in equity.

Each Party agrees that until one year from the date of this agreement, the Receiving Party will not without the prior approval of the Board of Directors of the Disclosing Party (i) acquire or make any proposal to acquire any securities or property of the Disclosing Party, (ii) propose to enter either into any merger or business combination involving the Disclosing Party or purchase a material portion of the assets of the Disclosing Party, (iii) make or participate in any solicitation of proxies to vote, or seek to advise or influence any person with respect to the voting of any securities of the Disclosing Party, (iv) form, join or participate in a "group" (within the meaning of Section 13(d)(8) of the Securities Exchange Act of 1934) with respect to any voting securities of the Disclosing Party, (v) otherwise act or seek to control or influence the management, Board of Directors or policies of the Disclosing Party, (vi) disclose any intention, plan or arrangement inconsistent with the foregoing or (vii) take any action which might require the Disclosing Party to make public announcement regarding the possibility of a business combination or merger. Except as provided above, each Party also agrees during such period not to request the Disclosing Party (or its directors, officers, employees, agents or representatives) to amend or waive any provision of this paragraph. Notwithstanding the foregoing, nothing in this Agreement (including any restriction on the use of information) shall limit or restrict CareerBuilder, Inc. or its affiliates (including CareerBuilder Affiliates) from taking any of the actions set forth in this paragraph from and after any announcement by the Company that it has entered into a definitive agreement in respect of any transaction which if consummated would result in (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 50% interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group"


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(as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 50% or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 50% of the assets of the Company; or (C) any liquidation or dissolution of the Company.

The Receiving Party acknowledges that neither the Disclosing Party nor its Representatives makes any representations or warranty hereunder as to the accuracy or completeness of any Confidential Information or other information disclosed pursuant to this agreement. The Receiving Party agrees that neither the Disclosing Party nor its Representatives shall have any liability hereunder to the Receiving Party or to any of the Receiving Party's Representatives as a result of the use of such Confidential Information by the Receiving Party and the Receiving Party's Representatives, it being understood that only those particular representations and warranties that may be made to the Receiving Party by the Disclosing Party or its affiliates in a definitive transaction agreement, when, as and if it is executed, and subject to such limitations and restrictions as may be specified in such definitive agreement, shall have any legal effect.

If any term or provision of this agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

This agreement comprises the full agreement between the Parties concerning the Confidential Information. This agreement supersedes any prior understandings or agreements, regardless of form, between the Parties with respect to the Confidential Information. No amendments, changes or modifications may be made to this agreement without the express written consent of each of the Parties hereto.

This agreement shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts made and to be performed therein.

Each Party understand and agrees that no failure or delay by the other Party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise of any right, power or privilege hereunder.

This agreement shall terminate one year from the date hereof.

All counterpart copies will constitute but one agreement with respect to the subject matter of this agreement.



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HeadHunter.NET Inc.                        CareerBuilder, Inc.

By:   /s/ CRAIG STAMM                      By:   /s/ ROBERT J. MCGOVERN
     ----------------------------------         --------------------------------
      Name:  Craig Stamm                         Name:  Robert J. McGovern
      Title:  Chief Financial Officer            Title:  Chief Executive Officer